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                                                                   EXHIBIT 10.28

                            MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT, dated as of Oct. 24, 1997 ("Agreement"), between General Electric Capital Corporation, with an office at 7700 Irvine Center Drive Suite 400, Irvine, CA 92718 (hereinafter called, together with its successors and assigns, if any, "Lessor"), and New Century Mortgage Corporation, a corporation organized and existing under the laws of the state of California with its mailing address and chief place of business at 18400 Von Karman, Suite 1000, Irvine, CA 92612 (hereinafter called "Lessee").

                                  WITNESSETH:

I. LEASING:

  (a) Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment ("Equipment") described in Annex A to any schedule hereto ("Schedule") or, if applicable, to Section A of any Schedule. Terms defined in a Schedule and not otherwise defined herein shall have the meanings ascribed to them in such Schedule.

  (b) The obligation of Lessor to purchase Equipment from the manufacturer or supplier thereof ("Supplier") and to lease the same to Lessee under any Schedule shall be subject to receipt by Lessor, prior to the Lease Commencement Date (with respect to such Equipment), of each of the following documents in form and substance satisfactory to Lessor: (i) a Schedule relating to the Equipment then to be leased hereunder, (ii) a Purchase Order Assignment and Consent in the form of Annex B to the applicable Schedule, unless Lessor shall have delivered its purchase order for such Equipment, (iii) evidence of insurance which complies with the requirements of Section X, and (iv) such other documents as Lessor may reasonably request. As a further condition to such obligations of Lessor, Lessee shall, upon delivery of such Equipment (but not later than the Last Delivery Date specified in the applicable Schedule) execute and deliver to Lessor a Certificate of Acceptance (which may be in the form of Annex C to the applicable Schedule) covering such Equipment, and, if requested by Lessor, deliver to Lessor a bill of sale therefor (in form and substance satisfactory to Lessor). Lessor hereby appoints Lessee its agent for inspection and acceptance of the Equipment from the Supplier. Upon execution by Lessee of any Certificate of Acceptance, the Equipment described thereon shall be deemed to have been delivered to, and irrevocably accepted by, Lessee for lease hereunder.

II. TERM, RENT AND PAYMENT:

  (a) The rent payable hereunder and Lessee's right to use the Equipment shall commence on the date of execution by Lessee of the Certificate of Acceptance for such Equipment ("Lease Commencement Date"). The term of this Agreement shall be the period specified in the applicable Schedule. If any term is extended, the word "term" shall be deemed to refer to all extended terms, and all provisions of this Agreement shall apply during any extended terms, except as may be otherwise specifically provided in writing.

  (b) Rent shall be paid to Lessor at its address stated above, except as otherwise directed by Lessor. Payments of rent shall be in the amount set forth in, and due in accordance with, the provisions of the applicable Schedule. If one or more Advance Rents are payable, such Advance Rent shall be (i) set forth on the applicable Schedule, (ii) due upon acceptance by Lessor of such Schedule, and (iii) when received by Lessor, applied to the first rent payment and the balance, if any, to the final rental payment(s) under such Schedule. In no event shall any Advance Rent or any other rent payments be refunded to Lessee. If rent is not paid within ten days of its due date, Lessee agrees to pay a late charge of five cents ($.05) per dollar on, and in addition to, the amount of such rent but not exceeding the lawful maximum, if any.

III. RENT ADJUSTMENT:

  (a) The periodic rent payments in each Schedule have been calculated on the assumption (which, as between Lessor and Lessee, is mutual) that the maximum effective corporate income tax rate (exclusive of any minimum tax rate) for calendar-year taxpayers ("Effective Rate") will be thirty-five percent (35%) each year during the lease term.

  (b) If, solely as a result of Congressional enactment of any law (including, without limitation, any modification of, or amendment or addition to, the Internal Revenue Code of 1986, as amended, (the "Code")), the Effective Rate is higher than thirty-five percent (35%) for any year during the lease term, then Lessor shall have the right to increase such rent payments by requiring payment of a single additional sum equal to the product of (i) the Effective Rate (expressed as a decimal) for such year less .35 (or, in the event that any adjustment has been made hereunder for any previous year, the Effective Rate (expressed as a decimal) used in calculating the next previous adjustment) times
(ii) the adjusted Termination Value, divided by (iii) the difference between the new Effective Tax Rate (expressed as a decimal) and one (1). The adjusted Termination Value shall be the Termination Value (calculated as of the first rental due in the year for which such adjustment is being made) less the Tax Benefits that would be allowable under Section 168 of the Code (as of the first day of the year for which such adjustment is being made and all subsequent years of the lease term). Lessee shall pay to Lessor the full amount of the additional rent payment on the later of (i) receipt of notice or (ii) the first day of the year for which such adjustment is being made.

  (c) Lessee's obligations under this Section III shall survive any expiration or termination of this Agreement.

IV. TAXES: Except as provided in Sections III and XV(c), Lessee shall have no liability for taxes imposed by the United States of America or any State or political subdivision thereof which are on or measured by the net income of Lessor. Lessee shall report (to the extent that it is legally permissible) and pay promptly all other taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or the purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rentals or receipts hereunder), any Schedule, Lessor or Lessee by any foreign, federal, state or local government or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (all hereinafter called, "Taxes"). Lessee shall (i) reimburse Lessor upon receipt of written request for reimbursement for any Taxes charged to or assessed against Lessor, (ii) on request of Lessor submit to Lessor written evidence of Lessee's payment of Taxes, (iii) on all reports or returns show the ownership of the Equipment by Lessor, and (iv) send a copy thereof to Lessor.

                                                            INITIALS: BAM
                                                                      ---
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V. REPORTS:

  (a) Lessee will notify Lessor in writing, within ten (10) days after any tax or other lien shall attach to any Equipment, of the full particulars thereof and of the location of such Equipment on the date of such notification.

  (b) Lessee will within ninety (90) days of the close of each fiscal year of Lessee, deliver to Lessor, Lessee's balance sheet and profit and loss statement, certified by a recognized firm of certified public accountants. Upon request Lessee will deliver to Lessor quarterly, within ninety (90) days of the close of each fiscal quarter of Lessee, in reasonable detail, copies of Lessee's quarterly financial report certified by the chief financial officer of Lessee.

  (c) Lessee will permit Lessor to inspect any Equipment during normal business hours.

  (d) Lessee will keep the Equipment at the Equipment Location (specified in the applicable Schedule) and will promptly notify Lessor of any relocation of Equipment. Upon the written request of Lessor, Lessee will notify Lessor forthwith in writing of the location of any Equipment as of the date of such notification.

  (e) Lessee will promptly and fully report to Lessor in writing if any Equipment is lost or damaged (where the estimated repair costs would exceed ten percent (10%) of its then fair market value), or is otherwise involved in an accident causing personal injury or property damage.

  (f) Within sixty (60) days after any request by Lessor, Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no default (as described in Section XII) or event which with notice or lapse of time (or both) would become such a default.

VI. DELIVERY, USE AND OPERATION:

  (a) All Equipment shall be shipped directly from the Supplier to Lessee.

  (b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all applicable federal, state, and local laws and regulations.

  (c) LESSEE SHALL NOT ASSIGN, MORTGAGE, SUBLET OR HYPOTHECATE ANY EQUIPMENT, OR THE INTEREST OF LESSEE HEREUNDER, NOR SHALL LESSEE REMOVE ANY EQUIPMENT FROM THE CONTINENTAL UNITED STATES, WITHOUT THE PRIOR WRITTEN CONSENT OF THE LESSOR.

  (d) Lessee will keep the Equipment free and clear of all liens and encumbrances other than those which result from acts of Lessor.

VII. SERVICE:

  (a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order, repair, condition and appearance in accordance with manufacturer's recommendations, normal wear and tear excepted. Lessee shall, if at any time requested by Lessor, affix in a prominent position on each unit of Equipment plates, tags or other identifying labels showing ownership thereof by Lessor.

  (b) Lessee will not, without the prior consent of Lessor, affix or install any accessory, equipment or device on any Equipment if such addition will impair the originally intended function or use of such Equipment. All additions, repairs, parts, supplies, accessories, equipment, and devices furnished, attached or affixed to any Equipment which are not readily removable shall be made only in compliance with applicable law, including Internal Revenue Service guidelines, and shall become the property of Lessor. Lessee will not, without the prior written consent of Lessor and subject to such conditions as Lessor may impose for its protection, affix or install any Equipment to or in any other personal or real property.

  (c) Any alterations or modifications to the Equipment that may, at any time during the term of this Agreement, be required to comply with any applicable law, rule or regulation shall be made at the expense of Lessee.

VIII. STIPULATED LOSS VALUE: Lessee shall promptly and fully notify Lessor in writing if any unit of Equipment shall be or become worn out, lost, stolen, destroyed, irreparably damaged in the reasonable determination of Lessee, or permanently rendered unfit for use from any cause whatsoever (such occurrences being hereinafter called "Casualty Occurrences"). On the rental payment date next succeeding a Casualty Occurrence (the "Payment Date"), Lessee shall pay Lessor the sum of (x) the Stipulated Loss Value of such unit calculated as of the rental next preceding such Casualty Occurrence ("Calculation Date"); and (y) all rental and other amounts which are due hereunder as of the Payment Date. Upon payment of all sums due hereunder, the term of this lease as to such unit shall terminate and (except in the case of the loss, theft or complete destruction of such unit) Lessor shall be entitled to recover possession of such unit.

IX. LOSS OR DAMAGE: Lessee hereby assumes and shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from the time the Equipment is shipped to Lessee.

X. INSURANCE: Lessee agrees, at its own expense, to keep all Equipment insured for such amounts and against such hazards as Lessor may require, including, but not limited to, insurance for damage to or loss of such Equipment and liability coverage for personal injuries, death or property damage, with Lessor named as additional insured and with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. The insurance shall provide (i) liability coverage in an amount equal to at least ONE MILLION U.S. DOLLARS ($1,000,000.00) total liability per occurrence, unless otherwise stated in any Schedule, and (ii) casualty/property damage coverage in an amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Equipment; or at such other amounts as may be required by Lessor. All such policies shall be with companies, and on terms, satisfactory to Lessor. Lessee agrees to deliver to Lessor evidence of insurance satisfactory to Lessor. No insurance shall be subject to any co-insurance clause. *Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with payments made as a result of such insurance policies. Any expense of Lessor in adjusting or collecting insurance shall be borne by Lessee. Lessee will not make adjustments with insurers except
(i) with respect to claims for damage to any unit of Equipment where the repair costs do not exceed ten percent (10%) of such unit's fair market value, or (ii) with Lessor's written consent. Said policies shall provide that the insurance may not be altered or canceled by the insurer until after thirty (30) days written notice to Lessor. Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (i) repair or replace Equipment or any portion thereof, or (ii) satisfy any obligation of Lessee to Lessor hereunder.

                           *In the event of default,  BAM
                                                      ---

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XI. RETURN OF EQUIPMENT:

  (a) Upon any expiration or termination of this Agreement or any Schedule, Lessee shall promptly, at its own cost and expense: (i) perform any testing and repairs required to place the affected units of Equipment in the same condition and appearance as when received by Lessee (reasonable wear and tear excepted) and in good working order for their originally intended purpose; (ii) if deinstallation, disassembly or crating is required, cause such units to be deinstalled, disassembled and crated by an authorized manufacturer's representative or such other service person as is satisfactory to Lessor; and
(iii) return such units to a location within the continental United States as Lessor shall direct; (iv) ensure all Lessee installed markings which are not necessary for the operation, maintenance or repair of the Equipment are properly removed; (v) provide that all Equipment will be cleaned and cosmetically acceptable, and in such condition as to be immediately installed and put into use in a similar environment for which the Equipment was originally intended to be used; (vi) remove all waste material and fluid from the Equipment and dispose of in accordance with then current waste disposal laws; and (vii) obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment, and name Lessor as the loss payee on all such policies of insurance.

  (b) Until Lessee has fully complied with the requirements of Section XI(a) above, Lessee's rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the lease term. Lessor may terminate such continued leasehold interest upon ten (10) days notice to Lessee.

  (c) At least ninety (90) days and not more than one hundred twenty (120) days prior to lease termination, Lessee shall: (i) provide to Lessor a detailed inventory of all components of the Equipment including model and serial numbers; and (ii) provide an up-to-date copy of all documentation pertaining to the Equipment including, but not limited to service manuals, blue prints, process flow diagrams, operating manuals and maintenance records.

  (d) At least one hundred twenty (120) days prior to and continuing up to lease termination, Lessee shall, upon receiving reasonable notice from Lessor, make the Equipment available for on-site operational inspections by potential purchasers. Lessee shall provide personnel, power and other requirements necessary to demonstrate electrical, hydraulic and mechanical systems for each item of Equipment.

XII. DEFAULT:

  (a) Lessor may in writing declare this Agreement in default if: Lessee breaches its obligation to pay rent or any other sum when due and fails to cure the breach within ten (10) days; Lessee breaches any of its insurance obligations under Section X; Lessee breaches any of its other obligations and fails to cure that breach within thirty (30) days after written notice thereof; any representation or warranty made by Lessee in connection with this Agreement shall be false or misleading in any material respect; Lessee becomes insolvent or ceases to do business as a going concern; any Equipment is illegally used; or a petition is filed by or against Lessee or any Guarantor of Lessee's obligations to Lessor under any bankruptcy or insolvency laws. Such declaration shall apply to all Schedules except as specifically excepted by Lessor.

  (b) After default, at the request of Lessor, Lessee shall comply with the provisions of Section XI(a). Lessee hereby authorizes Lessor to enter, with or without legal process, any premises where any Equipment is believed to be and take possession thereof. Lessee shall, without further demand, forthwith pay to Lessor (i) as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Equipment (calculated as of the rental next preceding the declaration of default), and (ii) all rentals and other sums then due hereunder. Lessor may, but shall not be required to, sell Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale; or Lessor may, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment; and Lessor may use Lessee's premises for any or all of the foregoing without liability for rent, costs, damages or otherwise. The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities: (l) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then, (2) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee hereunder; then (3) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (4)
any surplus shall be retained by Lessor. Lessee shall pay any deficiency in (1) and (2) forthwith.

  (c) The foregoing remedies are cumulative, and any or all thereof may be exercised in lieu of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. Lessee shall pay Lessor's actual attorney's fees incurred in connection with the enforcement, assertion, defense or preservation of Lessor's rights and remedies hereunder, or if prohibited by law, such lesser sum as may be permitted. Waiver of any default shall not be a waiver of any other or subsequent default.

  (d) Any default under the terms of this or any other agreement between Lessor and Lessee may be declared by Lessor a default under this and any such other agreement.

XIII. ASSIGNMENT: Lessor may, without the consent of Lessee, assign this Agreement or any Schedule. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee will pay all rent and all other amounts payable under any assigned Equipment Schedule to such assignee or as instructed by Lessor. Lessee further agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.

XIV. NET LEASE; NO SET-OFF, ETC: This Agreement is a net lease. Lessee's obligation to pay rent and other amounts due hereunder shall be absolute and unconditional. Lessee shall not be entitled to any abatement or reductions of, or set-offs against, said rent or other amounts, including, without limitation, those arising or allegedly arising out of claims (present or future, alleged or actual, and including claims arising out of strict tort or negligence of Lessor) of Lessee against Lessor under this Agreement or otherwise. Nor shall this Agreement terminate or the obligations of Lessee be affected by reason of any defect in or damage to, or loss of possession, use or destruction of, any Equipment from whatsoever cause. It is the intention of the parties that rents and other amounts due hereunder shall continue to be payable in all events in the manner and at the times set forth herein unless the obligation to do so shall have been terminated pursuant to the express terms hereof.

XV. INDEMNIFICATION:

  (a) Lessee hereby agrees to indemnify, save and keep harmless Lessor, its agents, employees, successors and assigns from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature, in contract or tort, whether caused by the active or passive negligence of Lessor or otherwise, and including, but not limited to, Lessor's strict liability in tort rising out of (i) the selection,

                                                            INITIALS: BAM
                                                                      ---
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manufacture, purchase, acceptance or rejection of Equipment, the ownership of
Equipment during term of this Agreement, and the delivery, lease, possession, maintenance, uses, condition, return or operation of Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage) or (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

  (b) Lessee hereby represents, warrants and covenants that (i) on the Lease Commencement Date for any unit of Equipment, such unit will qualify for all of the items of deduction and credit specified in Section C of the applicable Schedule ("Tax Benefits") in the hands of Lessor (all references to Lessor in this Section XV include Lessor and the consolidated taxpayer group of which Lessor is a member), and (ii) at no time during the term of this Agreement will Lessee take or omit to take, nor will it permit any sublessee or assignee to take or omit to take, any action (whether or not such act or omission is otherwise permitted by Lessor or the terms of this Agreement), which will result in the disqualification of any Equipment for, or recapture of, all or any portion of such Tax Benefits.

  (c) If as a result of a breach of any representation, warranty or covenant of the Lessee contained in this Agreement or any Schedule (x) tax counsel of Lessor shall determine that Lessor is not entitled to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to any Equipment, or
(y) any such Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (z) any such Tax Benefit is recomputed or recaptured (any such determination, disallowance, adjustment, recomputation or recapture being hereinafter called a "Loss"), then Lessee shall pay to Lessor, as an indemnity and as additional rent, such amount as shall, in the reasonable opinion of Lessor, cause Lessor's after-tax economic yields and cash flows, computed on the same assumptions, including tax rates (unless any adjustment has been made under Section III hereof, in which case the Effective Rate used in the next preceding adjustment shall be substituted), as were utilized by Lessor in originally evaluating the transaction (such yields and flows being hereinafter called the "Net Economic Return") to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount.

  (d) All of Lessor's rights, privileges and indemnities contained in this
Section XV shall survive the expiration or other termination of this Agreement and the rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

XVI. DISCLAIMER: LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE,
HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO
THE EQUIPMENT LEASED HEREUNDER OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following, regardless of any negligence of Lessor (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) therein, or any other circumstance in connection therewith; (ii) the use, operation or performance of any Equipment or any risks relating thereto; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Lease, Lessee shall be, and hereby is, authorized during the term of this Lease to assert and enforce, at Lessee's sole cost and expense, from time to time, in the name of and for the account of Lessor and/or Lessee, as their interests may appear, whatever claims and rights lessor may have against any Supplier of the Equipment.

XVII. REPRESENTATIONS AND WARRANTIES OF LESSEE: Lessee hereby represents and warrants to Lessor that on the date hereof and on the date of execution of each
Schedule:

  (a) Lessee has adequate power and capacity to enter into, and perform under, this Agreement and all related documents (together, the "Documents") and is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is or is to be located.

  (b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies therein provided may be limited under applicable bankruptcy and insolvency laws.

  (c) No approval, consent or withholding of objections is requited from any governmental authority or instrumentality with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

  (d) The entry into and performance by Lessee of the Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Certificate of Incorporation or By-Laws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party.

  (e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Agreement.

  (f) The Equipment accepted under any Certificate of Acceptance is and will remain tangible personal property.

  (g) Each Balance Sheet and Statement of Income delivered to Lessor has been prepared in accordance with generally accepted accounting principles, and since the date of the most recent such Balance Sheet and Statement of Income, there has been no material adverse change.

  (h) Lessee is and will be at all times validly existing and in good standing under the laws of the State of its incorporation (specified in the first sentence of this Agreement).

  (i) The Equipment will at all times be used for commercial or business purposes.

XVIII.  EARLY TERMINATION:

  (a) On or after the First Termination Date (specified in the applicable Schedule). Lessee may, so long as no default exists hereunder, terminate this Agreement as to all (but not less than all) of the Equipment on such Schedule as of a rent payment date ("Termination Date") upon at least ninety (90) days prior written notice to Lessor.

  (b) Lessee shall, and Lessor may, solicit cash bids for the Equipment on an AS IS, WHERE IS BASIS without recourse to or warranty from Lessor, express or implied ("AS IS BASIS"). Prior to the Termination Date, Lessee shall (i) certify to Lessor any bids received by Lessee and (ii) pay to Lessor (A) the Termination Value (calculated as of the rental due on the Termination Date) for the Equipment, and (B) all rent and other sums due and unpaid as of the Termination Date.

  (c) Provided that all amounts due hereunder have been paid on the Termination Date, Lessor shall (i) sell the Equipment on an AS IS BASIS for cash to the highest bidder and (ii) refund the proceeds of such sale (net of any related expenses) to Lessee up to the amount of the Termination Value. If such sale is not consummated, no termination shall occur and Lessor shall refund the Termination Value (less any expenses incurred by Lessor) to Lessee.

  (d) Notwithstanding the foregoing, Lessor may elect by written notice, at any time prior to the Termination Date, not to sell the Equipment. In that event, on the Termination Date Lessee shal1 (i) return the Equipment (in accordance with Section XI) and (ii) pay to Lessor all amounts required under Section XVIII(b) less the amount of the highest bid certified by Lessee to Lessor.

XIX.  PURCHASE OPTION:

  (a) So long as no default exists hereunder and the lease has not been earlier terminated, Lessee may at lease expiration, upon at least one hundred eighty
(180) days prior written notice to Lessor, purchase all (but not less than all) of the Equipment in any Schedule on an AS IS WHERE IS BASIS, without recourse to or warranty from Lessor, express or implied, for cash equal to its then Fair Market Value (plus all applicable sales taxes).

  (b) "Fair Market Value" shall mean the price which a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Equipment in an arm's-length transaction to a willing seller under no compulsion to sell; provided , however, that in such determination: (i) the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement; (ii) in the case of any installed Equipment, that Equipment shall be valued on an installed basis; and (iii) costs of removal from current location shall not be a deduction from such valuation. If Lessor and Lessee are unable to agree on the Fair Market Value at least one hundred thirty-five (135) days before lease expiration, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value, and that determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.

  (c) Lessee shall be deemed to have waived this option unless it provides Lessor with written notice of its irrevocable election to exercise the same within fifteen (15) days after Fair Market Value is determined (by agreement or appraisal).

XX.   MISCELLANEOUS:

  (a) LESSEE HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS LEASE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR.
THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. IN THE EVENT OF LITIGATION, THIS LEASE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

  (b) Unless and until Lessee exercises its rights under Section XIX above, nothing herein contained shall give or convey to Lessee any right, title or interest in and to any Equipment except as a lessee. Any cancellation or termination by Lessor, pursuant to the provision of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder. All Equipment shall at all times remain personal property of Lessor regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof.

  (c) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right thereafter to demand strict compliance therewith. Lessee agrees, upon Lessor's request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor. All notices required to be given hereunder shall be deemed adequately given if sent by registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have designated in writing. This Agreement and any Schedule and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

  (d) In case of a failure of Lessee to comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part; and all moneys spent and expenses and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional rent due to Lessor within five days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

  (e) Any rent or other amount not paid to Lessor when due hereunder shall bear interest, both before and after any judgment or termination hereof, at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law. Any provisions in this Agreement and any Schedule which are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

  (f) Adjustment to Capitalized Lessor's Cost. Lessee hereby irrevocably authorizes Lessor to adjust the Capitalized Lessor's Cost up or down by no more than ten percent (10%) within each Schedule to account for equipment change orders, equipment returns, invoicing errors, and similar matters. Lessee acknowledges and agrees that the Rent shall be adjusted as a result of such change in the Capitalized Lessor's Cost. Lessor shall send Lessee a written notice stating the final Capitalized Lessor's Cost, if different from that disclosed on the Schedule.

   IN WITNESS WHEREOF, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                    LESSEE:
General Electric Capital Corporation       New Century Mortgage Corporation

By: /s/ Michelle H. Steinberg              By: /s/ Brad A. Morrice
   ---------------------------------          ---------------------------------

Name:    MICHELLE H. STEINBERG             Name:   BRAD A. MORRICE
     -------------------------------            -------------------------------

Title:   REGION CREDIT MANAGER             Title:  CEO
      ------------------------------             ------------------------------

                              EQUIPMENT SCHEDULE
                                SCHEDULE NO. 1
                           DATED THIS OCT. 24, 1997
                                      -------------
                           TO MASTER LEASE AGREEMENT
                           DATED AS OF OCT. 24, 1997
                                       -------------


Lessor & Mailing Address:                      Lessee & Mailing Address:
------------------------                       ------------------------

General Electric Capital Corporation           New Century Mortgage Corporation
7700 Irvine Center Drive Suite 400             18400 Von Karman, Suite 1000
Irvine, CA 92718                               Irvine, CA  92612

Capitalized terms not defined herein shall have the meanings assigned to them in the Master Lease Agreement identified above ("AGREEMENT"; the Agreement as it relates to this Schedule, together with this Schedule being collectively referred to as "LEASE").

A. EQUIPMENT: Subject to the terms and conditions of the Lease, Lessor agrees to Lease to Lessee the Equipment described below (the "EQUIPMENT").


Number     Capitalized Lessors
of Units      Cost Per Unit      Manufacturer    Serial Numbers   Model and Type of Equipment
-----------------------------------------------------------------------------------------------------------
                                                                  Various Office Furniture, Fixtures and
                                                                  Equipment all more completely described
                                                                  on Schedule 'A' which is attached hereto
                                                                  and made a part hereof and the Vendor
                                                                  invoices.

                                                                  Together with all other attachments,
                                                                  accessories, additions, replacements and
                                                                  substitutions now or hereafter attached
                                                                  hereto and made a part thereof.

B. FINANCIAL TERMS

  1.  Advance Rent (if any): $42,479.98 plus tax.      5.  Basic Term Commencement Date:  Nov. 1, 1997.
                                                                                         --------------
  2.  Capitalized Lessor's Cost: $1,460,797.27.        6.  Lessee Federal Tax ID No.: 93-1195257.
  3.  Basic Term (No. of Months): 34 Months.           7.  Last Delivery Date: December 31, 1997.
  4.  Basic Term Lease Rate Factor. 2.90800%.          8.  Daily Lease Rate Factor:  .09693%.

  9. First Termination Date: Thirty-six (36) months after the Basic Term Commencement Date.

  10. Interim Rent: For the period from and including the Lease Commencement Date to the Basic Term Commencement Date ("Interim Period"), Lessee shall pay as rent ("Interim Rent") for each unit of Equipment, the product of the Daily Lease Rate Factor times the Capitalized Lessor's Cost of such unit times the number of days in the Interim Period. Interim Rent shall be due on Oct. 24, 1997.
                -------------

  11. Basic Term Rent. Commencing on Nov. 1, 1997 and on the same day of each
                                     ------------
      month thereafter (each, a "Rent Payment Date") during the Basic Term, Lessee shall pay as rent ("Basic Term Rent") the product of the Basic Term Lease Rate Factor times the Capitalized Lessor's Cost of all Equipment on this Schedule.

  12. Secondary Term Rent. Unless the Schedule has been earlier terminated as provided therein, commencing on ________________ (the "Secondary Term Commencement Date") and on the same day of each month thereafter (each, a "Rent Payment Date") for 6 months (the "Secondary Term"), Lessee shall pay as rent ("Secondary Term Rent") the product of 3.486% (the "Secondary Term Lease Rate Factor") times the Capitalized Lessor's Cost of all Equipment on this Schedule.

C.     TAX BENEFITS             Depreciation Deductions:

                                                                   INITIALS: BAM
                                                                             ---

  1. Depreciation method is the 200% declining balance method, switching to straight line method for the 1st taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year will yield a larger allowance.

  2.  Recovery Period: Five (5) Years.

  3.  Basis: 100% of Capitalized Lessors Cost.

D. PROPERTY TAX

APPLICABLE TO EQUIPMENT LOCATED IN GEORGIA AND CALIFORNIA: Lessee agrees that it will (a) list all such Equipment, (b) report all property taxes assessed against such Equipment and (c) pay all such taxes when due directly to the appropriate taxing authority until Lessor shall otherwise direct in writing. Upon request of Lessor, Lessee shall promptly provide proof of filing and proof of payment to Lessor.

PROPERTY TAX NOT APPLICABLE ON EQUIPMENT LOCATED IN ILLINOIS AND PENNSYLVANIA.

   Lessor may notify Lessee (and Lessee agrees to follow such notification) regarding any changes in property tax reporting and payment responsibilities.

E. ARTICLE 2A NOTICE

   IN ACCORDANCE WITH THE REQUIREMENTS OF ARTICLE 2A OF THE UNIFORM COMMERCIAL CODE AS ADOPTED IN THE APPLICABLE STATE, LESSOR HEREBY MAKES THE FOLLOWING DISCLOSURES TO LESSEE PRIOR TO EXECUTION OF THE LEASE, (A) THE PERSON(S) SUPPLYING THE EQUIPMENT IS WESTFALL INTERIORS; FIRST PRIORITY;, LUCENT TECHNOLOGIES; INTERSERVICE; ADVANCED CABLE AND ENTERPRISE NETWORKING (THE "SUPPLIER(S)"), (B) LESSEE IS ENTITLED TO THE PROMISES AND WARRANTIES, INCLUDING THOSE OF ANY THIRD PARTY, PROVIDED TO THE LESSOR BY SUPPLIER(S), WHICH IS SUPPLYING THE EQUIPMENT IN CONNECTION WITH OR AS PART OF THE CONTRACT BY WHICH LESSOR ACQUIRED THE EQUIPMENT AND (C) WITH RESPECT TO SUCH EQUIPMENT, LESSEE MAY COMMUNICATE WITH SUPPLIER(S) AND RECEIVE AN ACCURATE AND COMPLETE STATEMENT OF SUCH PROMISES AND WARRANTIES, INCLUDING ANY DISCLAIMERS AND LIMITATIONS OF THEM OR OF REMEDIES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE IN ARTICLE 2A AND ANY RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE WHICH MAY LIMIT OR MODIFY ANY OF LESSOR'S RIGHTS OR REMEDIES UNDER SECTION XII OF THE AGREEMENT.

F. STIPULATED LOSS AND TERMINATION VALUE TABLE*


                                    stipulated
                      termination     loss
           # of          value        value
         payments     % of cost     % of cost

             1          103.555       107.884
             2          101.608       106.354
             3           99.612       104.774
             4           97.591       103.171
             5           95.546       101.543
             6           93.478        99.891
             7           91.387        98.216
             8           89.272        96.518
             9           87.133        94.796
            10           84.969        93.049
            11           82.781        91.278
            12           80.569        89.482
            13           78.331        87.661
            14           76.069        85.816
            15           73.782        83.946
            16           71.470        82.050
            17           69.131        80.128
            18           66.773        78.187
            19           64.421        76.252
            20           62.048        74.296

            21           59.653        72.317
            22           57.235        70.316
            23           54.793        68.291
            24           52.328        66.243
            25           49.839        64.170
            26           47.326        62.074
            27           44.789        59.954
            28           42.227        57.809
            29           39.641        55.640
            30           37.030        53.445
            31           34.394        51.226
            32           31.732        48.981
            33           29.045        46.710
            34           26.331        44.414
            35           23.587        42.086
            36           20.232        39.148
            37           16.845        36.177
            38           13.425        33.174
            39            9.972        30.138
            40            6.486        27.069

*The Stipulated Loss Value or Termination Value for any unit of Equipment shall be the Capitalized Lessor's Cost of such unit multiplied by the appropriate percentage derived from the above table. In the event the Lease is for any reason extended, then the last percentage figure shown above shall control throughout any such extended term.

G. MODIFICATIONS AND ADDITIONS FOR THIS SCHEDULE ONLY

   For purposes of this Schedule only, the Agreement is amended as follows:

   1. Section 1(b) of the Agreement is hereby deleted in its entirety and the following substituted in its stead:

       b) The obligation of Lessor to purchase the Equipment from Lessee and to lease the same to Lessee shall be subject to receipt by Lessor, on or prior to the earlier of the Lease Commencement Date or Last Delivery Date therefor, of each of the following documents in form and substance satisfactory to
   Lessor: (i) evidence of insurance which complies with the requirements of
   Section X, and (ii) such other documents as Lessor may reasonably request.

   2. Section VI(a) shall be deleted and the following substituted in its stead:

       The parties acknowledge that this is a sale/leaseback transaction and the Equipment is in Lessee's possession as of the Lease Commencement Date.

   3.  BILL OF SALE

    Lessee, in consideration of the Lessor's payment of the amount set forth in B 2. above, which includes any applicable sales taxes (which payment Lessee acknowledges), hereby grants, sells, assigns, transfers and delivers to Lessor the Equipment along with whatever claims and rights Seller may have against the manufacturer and/or Supplier of the Equipment, including but not limited to all warranties and representations. At Lessors request Lessee will cause Supplier to deliver to Lessor a written statement wherein the Supplier (i) consents to the assignment to Lessor of whatever claims and rights Lessee may have against the Supplier, (ii) agrees not to retain any security interest, lien or other encumbrance in or upon the Equipment at any time, and to execute such documents as Lessor may request to evidence the release of any such encumbrance, and
(iii) represents and warrants to Lessor (x) that Supplier has previously conveyed full title to the Equipment to Lessee, (y) that the Equipment was delivered to Lessee and installation completed, and (z) that the final purchase price of the Equipment (or a specified portion of such purchase price) has been paid by Lessee.

    Lessor is purchasing the Equipment for leasing back to Lessee pursuant to the Lease. Lessee represents and warrants to Lessor that (i) Lessor will acquire by the terms of this Bill of Sale good title to the Equipment free from all liens and encumbrances whatsoever; (ii) Lessee has the right to sell the Equipment; and (iii) the Equipment has been delivered to Lessee in good order and condition, and conforms to the specifications, requirements and standards applicable thereto; and (iv) the equipment has been accurately labeled, consistent with the requirements of 40 CFR part 82 Subpart E, with respect to products manufactured with a controlled (ozone-depleting) substance.

    Lessee agrees to save and hold harmless Lessor from and against any and all federal, state, municipal and local license fees and taxes of any kind or nature, including without limiting the generality of the foregoing, any and all excise, personal property, use and sales taxes, and from and against any and all liabilities,

                                                                    INITIALS BAM
                                                                             ---
obligations, losses, damages, penalties, claims, actions and suits resulting therefrom and imposed upon, incurred by or asserted against Lessor as a consequence of the sale of the Equipment to Lessor.

4. ACCEPTANCE

   Pursuant to the provisions of the Lease, as it relates to this Schedule, Lessee hereby certifies and warrants that (i) all Equipment listed above has been delivered and installed (if applicable); (ii) Lessee has inspected the Equipment, and all such testing as it deems necessary has been performed by Lessee, Supplier or the manufacturer; and (iii) Lessee accepts the Equipment for all purposes of the Lease, the purchase documents and all attendant documents.

   Lessee does further certify that as of the date hereof (i) Lessee is not in default under the Lease; (ii) the representations and warranties made by Lessee pursuant to or under the Lease are true and correct on the date hereof and (iii) Lessee has reviewed and approves of the purchase documents for the Equipment, if any.

5. EQUIPMENT SPECIFIC PROVISIONS

RETURN PROVISIONS: In addition to the provisions provided for in Section XI of the Lease ("Return of Equipment"), and provided that Lessee has elected not to exercise its option to purchase the Equipment, Lessee shall, at its expense:

   (a) at least ninety (90) days and not more than one hundred twenty (120) days prior to lease termination: (i) ensure Equipment has been maintained, and is operating, within manufacturer's specifications; and; (ii) cause manufacturer's representative or other qualified maintenance provider, acceptable to Lessor, to perform a physical inspection and test of all the components and capabilities of the Equipment and provide a full inspection report to Lessor, and that there shall be no missing screws, bolts, fasteners, etc.; the furniture will be free from all large scratches, marks, gouges, dents, discoloration or stains; all drawers, runners, and locks will be in good working condition to include keys; and there shall be no evidence of extreme use or overloading, i.e. bowed or sagging shelves; (iii) if during such inspection the Equipment is found not to be in compliance with the above, then Lessee shall remedy them per the Lease Agreement and provide a follow-up inspection to verify the Equipment meets the return provisions.

   (b) Upon lease termination, Lessee shall (i) have the manufacturer's representative or other person acceptable to Lessor de-install all Equipment including all wire, cable, and mounting hardware; (ii) if applicable, ensure all necessary permits and labor are obtained to deliver the Equipment; (iii) the Equipment shall be packed properly and in accordance to the manufacturer's recommendations; (iv) the Lessee shall provide for the transportation of the Equipment in a manner consistent with the manufacturer's recommendations and practices to any locations within the continental United States as Lessor shall direct; and shall have the Equipment unloaded at such locations; (v) at Lessor's choice, either (1) allow Lessor, at Lessor's expense, and provided Lessor has provided reasonable notice to Lessee, to arrange for an on-site auction of the Equipment which will be conducted in a manner that will not interfere with the Lessee's business operations, or (2) Lessee shall provide free safe storage for the Equipment for a period not to exceed sixty (60) days from the Lease expiration.

RETURN PROVISIONS: In addition to the provisions provided for in Section XI of the Lease with respect to Computer Equipment only, ("Return of Equipment"), and provided that Lessee has elected not to exercise its option to purchase the Equipment, Lessee shall, at its expense:

  (a) Upon the request of Lessor, Lessee shall no later than ninety (90) days prior to the expiration or other termination of the Lease provide:

      (i) a detailed inventory of the Equipment (including the model and serial number of each major component thereof), including, without limitation, all internal circuit boards, module boards, and software features;

      (ii) a complete and current set of all manuals, equipment configuration, setup and operation diagrams, maintenance records and other data that may be reasonably requested by Lessor concerning the configuration and operation of the Equipment; and

      (iii) a certification of the manufacturer or of a maintenance provider acceptable to Lessor that the Equipment (1) has been tested and is operating in accordance with manufacturers specifications (together with a report detailing the condition of the Equipment), the results of such test(s) and inspection(s) and all repairs that were performed as a result of such test(s) and inspection(s) and (2) that the Equipment qualifies for the manufacturers used equipment maintenance program.

  (b) Upon the request of Lessor, Lessee shall, no later than sixty (60) days prior to the expiration or other termination of the Lease, make the Equipment available for on-site operational inspection by persons designated by the Lessor, who shall be duly qualified to inspect the Equipment in its operational environment.

  (c) All Equipment shall be cleaned and treated with respect to rust, corrosion and appearance in accordance with manufacturers recommendations and consistent with the best practices of dealers in used equipment similar to the Equipment; shall have no Lessee installed markings or labels which are not necessary for the operation, maintenance or repair of the Equipment; and shall be in compliance with all applicable governmental laws, rules and regulations.

(d) The Equipment shall be deinstalled and packed by or under the supervision of the manufacturer or such other person acceptable to Lessor in accordance with manufacturer's recommendations. Without limitation, all internal fluids will either be drained and disposed of or filled and secured in accordance with manufacturers recommendations and applicable governmental laws, rules and regulations.

(e) Provide for transportation of the Equipment in a manner consistent with the manufacturer's recommendations and practices to any locations within the continental United States as Lessor shall direct; and shall have the Equipment unloaded at such locations.

RETURN PROVISIONS: In addition to the provisions provided for in Section XI
-----------------
of the Lease with respect to Telecommunications Equipment only, and provided that Lessee has elected not to exercise its option to purchase the Equipment Lessee shall, at its expense:

(a) Upon the request of Lessor, Lessee shall no later than ninety (90) days prior to the expiration or other termination of the Lease provide:

      (i) a detailed inventory of the Equipment (including the model and serial number of each major component thereof), including without limitation, all internal circuit boards, module boards, and software features;

      (ii) a complete and current set of all manuals, equipment configuration diagrams, maintenance records and other data that may be reasonably requested by Lessor concerning the configuration and operation of the Equipment; and

      (iii) a certification of the manufacturer or of a maintenance provider acceptable to Lessor that the Equipment (1) has been tested and is operating in accordance with manufacturers specifications (together with a report detailing the condition of the Equipment), the results of such test(s) and inspection(s) and all repairs that were performed as a result of such test(s) and inspection(s) and (2) qualifies for the manufacturers used equipment maintenance program.

(b) Upon the request of Lessor, Lessee shall, no later than sixty (60) days prior to the expiration or other termination of the Lease, make the Equipment available for on-site operational inspection by persons designated by the Lessor who shall be duly qualified to inspect the Equipment in its operational environment.

(c) All Equipment shall be cleaned and treated with respect to rust, corrosion and appearance in accordance with manufacturers recommendations and consistent with the best practices of dealers in used equipment similar to the Equipment; shall have no Lessee installed markings or labels which are not necessary for the operation, maintenance or repair of the Equipment; and shall be in compliance with all applicable governmental laws, rules and regulations.

(d) Provide for the deinstallation, packing, transporting, and certifying of the Equipment to include, but not limited to, the following:

      (i) the manufacturer's representative shall de-install all Equipment (including all wire, cable and mounting hardware) in accordance with the specifications of the manufacturer, (ii) each item of Equipment will be returned with a certificate supplied by the manufacturer's representative qualifying the Equipment to be in good condition and (where applicable) to be eligible for the manufacturer's maintenance plan; the certificate of eligibility shall be transferable to another operator of the Equipment;
      (iii) the Equipment shall be packed properly and in accordance to the manufacturer's recommendations; (iv) Lessee shall provide for the transportation of the Equipment in a manner consistent with the manufacturers recommendations and practices to any locations within the continental United States as Lessor shall direct, and shall have the Equipment unloaded at such locations, (v) Lessee shall obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment and Lessor shall be named as the loss payee on all such policies of insurance; and (vi) Lessee shall provide insurance and safe, secure storage for the Equipment for thirty
      (30) days after expiration or earlier termination of the Lease at an accessible location satisfactory to Lessor.

6. LEASE TERM OPTIONS

  END OF BASIC TERM OPTIONS

   At the expiration of the Basic Term (the "Basic Term Expiration Date"), so long as no default has occurred and is continuing hereunder and this Agreement has not been earlier terminated, Lessee shall exercise one of the following options:

   (1) EXTENSION OPTION. Lessee may extend the Lease beyond the Basic Term Expiration Date with respect to all (but not less than all) of the Equipment covered by this Schedule through the Secondary Term set forth in this Schedule and Lessee shall pay Secondary Term Rent as set forth in this Schedule.

   (2) PURCHASE OPTION. Upon at least one hundred eighty (180) but not more than two hundred seventy (270) days written notice to Lessor prior to the Basic Term Expiration Date, Lessee may purchase all (but not less than all) of the Equipment covered by this Schedule on an AS IS BASIS for cash equal to the greater of (A) twenty percent (20%) of the Capitalized Lessor's Cost (plus all applicable sales taxes) or (B) the then Fair Market Value of the Equipment (plus all applicable sales taxes). On the Basic Term Expiration Date, Lessor shall receive in cash the full purchase price (plus all applicable sales taxes) together with any rent or other sums then due under the Lease on such date. Lessee shall be deemed to have waived its purchase option if it fails to (a) timely provide Lessor with the required written notice of its election to exercise the same or (b) provide Lessor with written notice of its irrevocable election to exercise the same within fifteen (15) days after Fair Market Value is determined (by agreement or appraisal).

                                                                    INITIALS:BAM
                                                                             ---

  (3) CANCELLATION OPTION. Upon at least one hundred eighty (180) but not more than two hundred seventy (270) days written notice to Lessor prior to the Basic Term Expiration Date (the "Notice Date"), Lessee my cancel the Agreement (the "Cancellation Option") with respect to all (but not less than all) of the Equipment on this Schedule. If all of the terms and conditions of this Section are not fulfilled, this Lease shall continue in full force and effect and Lessee shall continue to be liable for all obligations thereunder, including, without limitation, the obligation to continue paying rent. Lessee shall be deemed to have waived this option if it fails to timely provide Lessor with the required written notice of its election to exercise the same.

  (a) Prior to the Basic Term Expiration Date, Lessee shall

       (i) pay to Lessor, as additional rent, ________________ percent (________ %) of the Capitalized Lessor's Cost of the Equipment, plus all rent and all other sums due and unpaid as of the Basic Term Expiration Date (including, but not limited to, any rent payment due and payable on the Basic Term Expiration Date and any sales taxes and property taxes); and

       (ii) return the Equipment in full compliance with Section XI of the Agreement, such compliance being independently verified by an independent appraiser selected by Lessor (reasonably acceptable to Lessee) to determine that the Equipment is in such compliance, which determination shall be final, binding and conclusive. Lessee shall bear all costs associated with such appraiser's determination and such costs, if any, to cause the Equipment to be in full compliance with Section XI of the Agreement on or prior to such Basic Term Expiration Date.

  (b) From the applicable Notice Date through the Basic Tenn Expiration Date, Lessee shall:

      (i) continue to comply with all of the terms and conditions of the Lease, including, but not limited to, Lessee's obligation, to pay rent, and

      (ii) make the Equipment available to Lessor in such a manner as to allow Lessor to market and demonstrate the Equipment to potential purchasers or lessees from such premises at no cost to Lessor, provided, however, that, subject to Lessor's right to market and demonstrate the Equipment to potential purchasers or lessees from time to time, Lessee may still use the Equipment until the Basic Term Expiration Date.

  (c) Lessee shall, from the Basic Term Expiation Date through the earlier of the date the Equipment is sold by Lessor to a third party or thirty (30) days following the Basic Term Expiration Date, comply with the following terms and conditions:

      (i) continue to provide insurance for the Equipment, at Lessee's own expense, in compliance with the terms found in Section X of the Agreement, and

      (ii) make the Equipment available to Lessor and/or allow Lessor to store the Equipment at Lessee's premises, in such a manner as to allow Lessor to market and demonstrate the Equipment to potential purchasers or lessees from such premises at no cost to Lessor.

  (d) The proceeds of any sale or re-lease of the Equipment after Lessee has exercised its Cancellation Option shall be for the sole benefit of Lessor and Lessee shall have no interest in nor any claim upon any of such proceeds.

END OF SECONDARY TERM OPTIONS

    Section XIX(a) of the Lease is hereby deleted in its entirety and the following is substituted therefor:

    (a) So long as no default exists hereunder and the Lease has not been earlier terminated, Lessee may at the expiration of the Secondary Term upon at least one hundred eighty (180) days but not more than two hundred seventy (270) days written notice to Lessor prior to the end of the Secondary Term, purchase all (but not less than all) of the Equipment in this Schedule on an AS IS, WHERE IS BASIS, without recourse to or warranty from Lessor, express or implied ("AS IS BASIS") for cash equal to its then Fair Market Value (plus all applicable sales taxes).

H.  PAYMENT AUTHORIZATION

    You are hereby irrevocably authorized and directed to deliver and apply the proceeds due under this Schedule as follows:


    COMPANY NAME                               ADDRESS                   AMOUNT
    ------------------------------------------------------------------------------------
    INTERSERVICE                                                           $  126,161.25

    WESTFALL INTERIORS                                                     $  183,395.98

    DEPARTMENT OF TAXATION - ILLINOIS                                      $    8,855.42

    NEW CENTURY MORTGAGE CORPORATION                                       $1,142,394.62

                                                              TOTAL:       $1,460,797.27

    This authorization and direction is given pursuant to the same authority authorizing the above-mentioned financing.

    Except as expressly modified hereby, all terms and provisions of the Agreement shall remain in full force and effect. This Schedule is not binding or effective with respect to the Agreement or Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

    IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                  LESSEE:

GENERAL ELECTRIC CAPITAL CORPORATION     NEW CENTURY MORTGAGE CORPORATION

By: /s/ Michelle H. Steinberg            By: /s/ Brad A. Morrice
   ---------------------------------        ----------------------------------

Name: MICHELLE H. STEINBERG              Name:   Brad A. Morrice
     -------------------------------          --------------------------------

Title: REGION CREDIT MANAGER             Title: CEO
      ------------------------------           -------------------------------

                                         Attest

                                         By: /s/ William J. Dodge
                                            ----------------------------------

                                         Name: William J. Dodge
                                              --------------------------------

                               AGENCY AGREEMENT

     THIS AGENCY AGREEMENT, dated Oct. 24, 1997 ("Agreement"), between General Electric Capital Corporation, a New York corporation ("Lessor"), and New Century Mortgage Corporation, a California corporation (the "Company"). Capitalized terms not defined herein shall have the meanings assigned to them in the Lease (as that term is defined below).

                                   RECITALS:

    WHEREAS, Lessor and the Company have entered into a Master Lease Agreement dated Oct. 24, 1997 wherein Lessor, as the lessor, has agreed to lease certain items of Furniture and other equipment to the Company (the Master Lease Agreement and all Schedules entered into from time to time thereunder are hereinafter collectively referred to as the "Lease"; all Furniture and other equipment leased thereunder are hereinafter collectively referred to as the "Equipment"); capitalized terms used herein but not otherwise defined shall have the meanings as provided in the Lease; and

    WHEREAS, Lessor desires to appoint the Company its agent to order, receive and pay for, in the name and on behalf of Lessor, the Equipment;

    NOW, THEREFORE, in consideration of the above premises and the mutual promises contained herein, as well as other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                              GENERAL UNDERTAKING

SECTION 1.01 APPOINTMENT. Lessor hereby appoints the Company, and the Company hereby agrees to accept such appointment, as the agent of Lessor, without any fee for acting as such agent, pursuant to the terms and conditions of this Agreement, for the purpose of: (i) ordering and, subject to the conditions set forth in Section 2.01 hereof, accepting Equipment on Lessor's behalf for leasing to the Company under the Lease; and (ii) paying, on behalf of Lessor, any and all amounts required to purchase such Equipment from the respective suppliers thereof (each a "Supplier" and collectively, the "Suppliers") ("Purchase Price"). It is specifically agreed that all of the power and authority vested to the Company herein shall be subject to any modifications as may from time to time be made by Lessor.

SECTION 1.02 POWERS. Except as may be otherwise expressly provided in this Agreement, the Company is hereby granted the authority to act, and hereby agrees to act, on behalf of Lessor and in the name of Lessor, to the extent necessary to carry out its duties under this Agreement.

SECTION 1.03 MASTER LEASE. This Agreement is entered into in connection with and subject to the terms of the Lease and in the event of a conflict between the terms of this Agreement and the Lease, the Lease shall control. The Company and Lessor may from time to time hereafter enter into Equipment Schedules to the Lease, and it is the intent of the parties that this Agreement facilitate the leasing of Equipment under the Lease. NOTHING IN THIS AGREEMENT SHALL BE OR SHALL BE DEEMED TO BE, A COMMITMENT ON THE PART OF EITHER THE COMPANY OR LESSOR TO EXECUTE OR OTHERWISE ENTER INTO ANY EQUIPMENT SCHEDULES AFTER THE DATE OF THIS AGREEMENT.

                                   ARTICLE H
                                DUTIES OF AGENT

SECTION 2.01 EQUIPMENT ORDERS. Upon the execution by the Company and Lessor of each Schedule to the Lease, the Company, pursuant to the agency granted to it by Lessor in Article I hereof, may order, receive, accept and pay for the Equipment, to be leased pursuant to each such Schedule. Upon and as of the date of acceptance of the Equipment by the Company and satisfaction of the conditions precedent provided for in the Lease: (a) Lessor shall be unconditionally obligated to purchase such Equipment pursuant to the terms of the applicable purchase order or purchase agreement ("Purchase Order") and to lease such Equipment to the Company pursuant to the terms and conditions of the Lease and the applicable Schedule; and (b) the Company shall be unconditionally obligated to lease such Equipment from Lessor pursuant to the terms and conditions of the Lease and the applicable Schedule. Notwithstanding any provision to the contrary herein, the Company's ability to act as Lessor's agent hereunder, and to unconditionally obligate Lessor to purchase Equipment pursuant to such agency, shall be limited by the following: (i) the Company must disclose to all Suppliers that it is ordering the Equipment as agent for Lessor; (ii) all of the Equipment ordered and/or accepted hereunder must meet at least one of the general description categories contained on the applicable Schedule; (iii) the aggregate Purchase Price for all Equipment purchased in connection with any Schedule must be less than, or equal to, the Capitalized Lessor's Cost specified on that Schedule; (iv) the Equipment must be delivered to, and accepted by, the Company on or before the Last Delivery Date specified in the applicable Schedule; (v) the Purchase Price of each unit of Equipment must not be more than the then current Fair Market Value of such Equipment; (vi) each unit of Equipment must qualify for all the Tax Benefits described in the applicable
Schedule in the hands of Lessor upon the Company's acceptance thereof from the Supplier and (vii) with respect to any documentation, technical or confidential business information and/or software relating to the Equipment (collectively, "Software"), the Purchase Order will grant Lessor a license to use the Software and will allow Lessor to grant a sublicense to the Company to use such Software pursuant to the Lease and will allow Lessor to grant a sublicense to a third party after a termination or the expiration of the Lease in the event the Company does not elect to exercise any purchase option that may be provided for in the Lease. The Company additionally agrees that all Purchase Orders executed by the Company as Lessor's agent hereunder shall: (A) condition Lessor's obligation to pay for and purchase the Equipment on the Company's acceptance of such Equipment: (B) not permit passage of title or risk of loss for the Equipment earlier than such acceptance by the Company; (C) not permit the Supplier or any other person or entity to retain any security in, or lien on, any of the Equipment; and (D) otherwise be on terms and conditions acceptable to Lessor in its sole discretion.

SECTION 2.02 RECEIPT OF AND PAYMENT FOR EQUIPMENT. With respect to any Equipment ordered by the Company as agent for

Lessor, the Company agrees to pay and perform all obligations of the purchaser in the time and manner required by the applicable Purchase Order. Without limiting the foregoing, upon receipt and acceptance by the Company of any Equipment, the Company shall, on behalf of Lessor, pay the Purchase Price thereof to the Supplier in the time and manner required by the Purchase Order. Receipt and acceptance of any Equipment by the Company from the Supplier shall be deemed to be an unconditional and irrevocable acceptance or such Equipment by the Company for all purposes of the Lease and the applicable Schedule.

SECTION 2.03 REIMBURSEMENT OF PURCHASE PRICE. On or before the Lease Commencement Date for any Schedule, the Company shall present to Lessor documentation ("Purchase Documentation"), in form and substance satisfactory to Lessor in its sole discretion, which (i) describes all units of Equipment ordered, received and accepted by the Company as agent for Lessor in connection with such Schedule, and (ii) includes evidence of the Purchase Price paid to Supplier for each such unit of Equipment and of passage of title thereto to Lessor. Upon the latter or (A) Lessor's receipt of the Purchase Documentation or
(B) the applicable Lease Commencement Date, Lessor shall reimburse the Company for the aggregate Purchase Price for all Equipment purchased hereunder in connection with such Schedule.

SECTION 2.04 BOOKS AND RECORDS. The Company shall maintain full and accurate books and records of all Equipment orders, receipts and payments. All such books and records shall be maintained in a form acceptable to Lessor in its sole discretion. Such books and records shall be open for inspection and examination by Lessor and its respective representatives and/or accountants during the Company's normal business hours.

                                  ARTICLE III
                                  TERMINATION

SECTION 3.01 TERMINATION.

(a) So long as no default exists and is continuing hereunder or under the Lease, either party may terminate this Agreement at any time upon Forty-Five (45) days written notice to the other party.

(b) In the event the Company is in default hereunder or under the Lease, Lessor may elect to terminate this Agreement immediately, which shall be effective upon the receipt of written notice thereof by the Company.

(c) Any termination under this Section 3.01 shall automatically result in the immediate revocation of all authority vested in the Company under this Agreement to order, accept or pay for any Equipment on behalf of Lessor.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement on the date first written.


General Electric Capital Corporation          New Century Mortgage Corporation

By: /s/ MICHELLE H. STEINBERG                 By: /s/ BRAD A. MORRICE
   ---------------------------                   -----------------------------

Title: REGION CREDIT MANAGER                  Title: CEO
      ------------------------                      --------------------------

                              CORPORATE LESSEE'S
                         BOARD OF DIRECTORS RESOLUTION

  The undersigned hereby certifies: (i) that she/he is the Secretary of NEW CENTURY MORTGAGE CORPORATION; (ii) that the following is a true and correct copy of resolutions duly adopted at a meeting of the Board of Directors
of said Corporation duly held on the September 26, day of             , 1997;
                                     ------------         ------------    --
and (iii) that said resolutions have not been amended, rescinded, modified or revoked, and are in full force and effect:

  "RESOLVED, that each of the officers of this Corporation, whose name appears below:

/s/ BRAD A. MORRICE                           /s/ E.F. GOTSCHALL
-----------------------------                 ----------------------------------
President                                     Treasurer

/s/ PATTI M. DODGE                            /s/ BRAD A. MORRICE
-----------------------------                 ----------------------------------
Vice President                                Secretary


or the duly elected or appointed successor in office of any or all of them, be, and hereby is, authorized and empowered in the name and on behalf of this Corporation to enter into, execute and deliver a master lease agreement with General Electric Capital Corporation ("Lessor'") as Lessor, providing for the leasing to (or sale and leaseback by) this Corporation, from time to time, of certain equipment, and further providing for this Corporation to indemnify said Lessor against certain occurrences and against the loss of contemplated tax treatment; and

  FURTHER RESOLVED, that each officer of this Corporation be, and hereby is, authorized and empowered in the name and on behalf of this Corporation to enter into, execute and deliver any documents and to do and perform all other acts and deeds which may be necessary or appropriate to effectuate the lease (or sale and leaseback) of equipment from Lessor; and

  FURTHER RESOLVED, that the Lessor may rely upon the aforesaid resolutions until receipt by it of written notice of any change.

  IN WITNESS WHEREOF, I have set my hand and affixed me seal of said Corporation this 24th day of October, 1997.
     ----        -------    --

(CORPORATE SEAL)


/s/ BRAD A. MORRICE
-----------------------------------
Secretary